Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

        We hereby consent to the use in this Registration Statement on Form S-1 of our reports dated March 26, 2004, relating to the financial statements and financial statement schedule of Worldspan, L.P. as of December 31, 2002 and for each of the two years in the period ended December 31, 2002 and for the six months ended June 30, 2003 and of Worldspan Technologies Inc. as of December 31, 2003 and for six months ended December 31, 2003, which appear in such Registration Statement. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/S/ PRICEWATERHOUSECOOPERS LLP

Atlanta, Georgia
May 13, 2004